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                                                               EXHIBIT 11.1

                             SOLIGEN TECHNOLOGIES, INC.

                         COMPUTATION OF NET LOSS PER SHARE

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
                                                      THREE MONTHS ENDED
                                                           JUNE 30,
                                                           --------
                                                      1998             1997
                                                      ----             ----
  Weighted average number of shares
  outstanding                                       32,682,000       31,441,000

  Net loss                                        $   (203,000)    $   (299,000)

  Net loss per share - basic and diluted          $      (0.01)    $      (0.01)
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